EXHIBIT 10.4

Via Hand Delivered

June 27, 2011

Mr. Frederick E. Purches
175 East 62nd Street
Apt #17A
New York, NY 10065

Reference:  Contract Matters

Dear Fred:

On November 8, 2010 you signed an Employment Agreement with Parlux Fragrances, Inc (“the Employment Agreement”), which was set to expire eleven months later, but not later than November 8, 2011. On May 18, 2011, you signed an Amendment to the Employment Agreement which extended the expiration date of the Employment Agreement to March 31, 2012.

Although there were no other changes as a result of the amendment, this letter will serve as a confirmation that the monthly termination payments of $42,000 originally due to you through November 8, 2011 if terminated prior to November 8, 2011 under section 2 of the Employment Agreement, will be continued through March 31, 2012 in the capacity of Consultant if you are terminated anytime before March 31, 2012.

Should the Board nominate and the shareholders reelect you to the Board to serve until the following annual meeting in October 2012, the Company will continue to engage you, or your affiliate, Cosmix, Inc at a rate of $15,000 per month from April 1, 2012 until the October 2012 annual meeting.

All other terms and conditions outlined in the agreement will be extended through March 31, 2012.

I want to thank you for your dedicated service, contributions and continuing efforts towards the success of the Company.

Sincerely,

/s/ Frank A. Buttacavoli

Frank A. Buttacavoli, Executive Vice President & COO

CC:    Wendy Lizardo, PHR Human Resources Director